UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

November 29, 2021

INDAPTUS THERAPEUTICS, INC.

(formerly Intec Parent, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	001-40652	86-3158720
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Columbus Circle 15th Floor
New York	10019
(Address of principal executive offices)	(Zip Code)

(347) 480 - 9760

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value	INDP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 29, 2021, Mr. Hoonmo Lee tendered his resignation from the Board of Directors (the “Board”) of Indaptus Therapeutics, Inc. (the “Company”), and from all committees of the Board. The resignation of Mr. Lee was effective immediately and was not the result of any disagreement with the Company, its management, the Board, or any committee of the Board on any matter relating to the Company’s operations, policies or practices.

On the same day, the Board elected Mark J. Gilbert, M.D. as a member of the Board, effective immediately. Dr. Gilbert will serve as a Class I director, succeeding Mr. Lee, with a term expiring at the Company’s annual meeting of stockholders to be held in 2022, and until his successor is elected and qualified or until his earlier death, resignation or removal.

Dr. Gilbert, 61, brings more than 30 years of experience in global medical and clinical research and development, and management of medical affairs. Since March 2019, Dr. Gilbert serves as Executive Vice President of Research and Development at Acepodia, Inc., a clinical-stage biotechnology company addressing gaps in cancer care and since June 2021, Dr. Gilbert has served as a Clinical Development Advisor to Decoy Biosystems, Inc., the Company’s wholly owned-subsidiary. In addition, from October 2020, Dr. Gilbert serves as the Chairman of the Scientific Advisory Board at Inceptor Bio, LLC, a biotechnology company developing multiple next-generation cell and gene therapy platforms for underserved and difficult-to-treat cancers and from October 2020, he serves as a Strategic Advisor at Kineticos Ventures, a firm providing advisory services and capital to emerging life sciences firms. Prior to these positions, between November 2013 and January 2020, Dr. Gilbert was the Chief Medical Officer of Juno Therapeutics Inc., a biopharmaceutical company, where he led the clinical development of some of the first CAR-T cell therapies. Before that, Dr. Gilbert held leadership positions at Bayer Schering Pharma AG, where he served as Vice President and Head of Global Clinical Development, Therapeutic Area Oncology; Berlex Pharmaceuticals, Inc., where he served as Vice President of Medical Affairs, Oncology, and Vice President and Head of Global Medical Development Group, Oncology; and Immunex Corporation, where he served as Senior Medical Director, Clinical Research and Development. Between May 2019 and May 2021, Dr. Gilbert served as an Independent Director of Silicon Therapeutics, Inc., a fully integrated drug design and development company. Dr. Gilbert earned a Bachelor of Science degree in Biochemistry from the University of Iowa and a Medical Doctor degree from the University of Iowa College of Medicine. He trained in internal medicine, infectious disease and medical oncology at the University of California, San Francisco, and the University of Washington, respectively.

In connection with Dr. Gilbert’s appointment to the Board, on December 1, 2021, Dr. Gilbert was granted a stock option to purchase 20,000 shares of common stock at an exercise price of $5.35 per share. The stock options shall vest in full on the first anniversary of the grant date, subject to continued service on the Board and the options shall also vest in full immediately upon a change of control. In addition, and consistent with the Company’s non-employee directors compensation policy, Dr. Gilbert will be eligible to receive an annual retainer of $50,000 and will also be reimbursed for reasonable out-of-pocket business expenses incurred in connection with attending meetings of the Board and in connection with other business related to the Board. Furthermore, Dr. Gilbert will be entitled to a grant of stock options for such number of shares of common stock of the Company equal to a Black-Scholes value of $75,000 on the grant date, as determined by the Company’s Compensation Committee, on the date of each board meeting coincident with or immediately following the Company’s annual meeting, beginning with the annual meeting of stockholders for 2022. Such stock options shall vest in full on the first anniversary of the grant date, subject to continued service on the Board and the options shall also vest in full immediately upon a change of control.

There are no family relationships between Dr. Gilbert and any director or executive officer of the Company. There were no other arrangements or understandings between Dr. Gilbert and any other person pursuant to which Dr. Gilbert was selected as a director, and there are and have been no transactions since the beginning of the Company’s last fiscal year, or currently proposed, regarding Dr. Gilbert that are required to be disclosed by Item 404(a) of Regulation S-K.

Dr. Gilbert also executed the Company’s standard form of indemnification agreement, a copy of which has been filed as Exhibit 10.5 to the Company’s Form 8-K filed with the Securities and Exchange Commission on August 6, 2021.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2021

INDAPTUS THERAPEUTICS, INC.

By:	/s/ Nir Sassi
Nir Sassi
Chief Financial Officer

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